AMENDMENT NO. 4 TO
INVESTMENT ADVISORY AGREEMENT
THIS AMENDMENT NO. 4 TO INVESTMENT ADVISORY AGREEMENT is made and entered into effective as of January 1, 2019, by and between FMI Funds, Inc., a Maryland corporation (the “Company”), and Fiduciary Management, Inc., a Wisconsin corporation (“Fiduciary Management”), with the amendment referenced herein effective as of January 1, 2019.
RECITALS
WHEREAS, the Company is a registered open‑end management investment company authorized to issue its shares in one or more series, and one of the Company’s series is the FMI Large Cap Fund (the “Fund”); and
WHEREAS, the Company and Fiduciary Management have previously entered into an Investment Advisory Agreement (the “Advisory Agreement”), pursuant to which the Company retained Fiduciary Management as the investment adviser for the Fund; and
WHEREAS, the Company and Fiduciary Management agreed to reduce the Fund’s annual investment advisory fee and breakpoints for the Fund’s annual investment advisory fee, which will also have the effect of reducing the annual investment advisory fee; and
WHEREAS, the Company and Fiduciary Management agreed to amend the Advisory Agreement solely to reflect the reduced annual investment advisory fee and the breakpoints for the annual investment advisory fee.
AGREEMENT
NOW, THEREFORE, it is agreed between the parties as follows:
1. Section 4 of the Advisory Agreement currently provides that the monthly advisory fee shall be 1/12 of the Fund’s average net assets as follows:
Assets under Management	Fee
$0 - $2.5 billion $2.5 - $5.0 billion Over $5.0 billion	0.70% 0.65% 0.60%

The monthly advisory fee shall be subject to the following reduced advisory fees and breakpoints as of January 1, 2019:
Assets under Management	Fee
$0 - $2.5 billion $2.5 - $5.0 billion Over $5.0 billion	0.65% 0.60% 0.55%
* * *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Investment Advisory Agreement to be executed as of the date first above written.
FIDUCIARY MANAGEMENT, INC.

By:	/s/ John S. Brandser
John S. Brandser, President

FMI FUNDS, INC.

By:	/s/ John S. Brandser
John S. Brandser, President